Exhibit 99.1

ChromaDex Welcomes Business & Media Executive and
Academy Award Winning Producer, Rob Fried, to Its Board of Directors

IRVINE, Calif., July 13th, 2015 – ChromaDex Corp. (OTCQX: CDXC), an innovator of proprietary health, wellness and nutritional ingredients that creates science-based solutions for dietary supplement, food and beverage, skin care, sports nutrition, and pharmaceutical products announced today that Rob Fried has joined the Company's Board of Directors as an Independent Director.

Mr. Fried, age 56, served as Chairman of the Board of Directors of IDI, Inc. (NYSE MKT: IDI) (formerly Tiger Media, Inc.), an information solutions provider focused on the multi-billion dollar data fusion market and formerly a Chinese advertising company prior to its merger with the parent company of Interactive Data, LLC, from June 2011 until June 2015.  From 2007-2009, he was the president, CEO and a director of Ideation Acquisition Corporation, a special purpose acquisition company. Mr. Fried is the founder and CEO of Feeln, a subscription streaming video service, which was acquired by Hallmark Cards Inc. in 2012. Since then, he manages digital businesses for Hallmark including Feeln, Hallmark e-cards, and Hallmark Print on Demand. Mr. Fried is also an Academy Award winning motion picture producer whose credits include Rudy, Collateral, Boondock Saints, So I Married an Axe Murderer, Godzilla, and numerous others. From December 1994 until June 1996, he was President and CEO of Savoy Pictures, a unit of Savoy Pictures Entertainment, Inc., which was sold in 1996 to Silver King Communications, which is now a part of InterActive Corp.  Mr. Fried has also held several executive positions including Executive Vice President in charge of Production for Columbia Pictures, Director of Film Finance and Special Projects for Columbia Pictures, and Director of Business Development at Twentieth Century Fox.  Mr. Fried holds an M.S. from Cornell University and an M.B.A. from the Columbia University Graduate School of Business.

Mr. Fried commented, “ChromaDex has a compelling business model and an exciting portfolio of patented ingredient technologies.  I am honored to join the board and look forward to working with the ChromaDex management team in creating media attention and brand awareness of its proprietary ingredients, including NIAGEN®.”

“We welcome Rob to the board,” said Steve Allen, Chairman of ChromaDex.  “Rob is a successful business and media executive who brings a wealth of experience in media, marketing and branding.  His insight, advice and guidance will be valuable as we continue to grow the Company and maximize shareholder value.”

ChromaDex also announced the resignation of Glenn Halpryn from its board.  The total number of board members now stands at seven, of which the majority is independent.

About ChromaDex:
ChromaDex leverages its complementary business units to discover, acquire, develop and commercialize patented and proprietary ingredient technologies that address the dietary supplement, food, beverage, skin care and pharmaceutical markets.  In addition to our ingredient technologies unit, we also have business units focused on natural product fine chemicals (known as "phytochemicals"), chemistry and analytical testing services, and product regulatory and safety consulting (known as Spherix Consulting). As a result of our relationships with leading universities and research institutions, we are able to discover and license early stage, IP-backed ingredient technologies. We then utilize our in-house chemistry, regulatory and safety consulting business units to develop commercially viable ingredients. Our ingredient portfolio is backed with clinical and scientific research, as well as extensive IP protection. Our portfolio of patented ingredient technologies includes NIAGEN® nicotinamide riboside; pTeroPure® pterostilbene; PURENERGY®, a caffeine-pTeroPure® co-crystal; ProC3G®, a natural black rice containing cyanidin-3-glucoside and Suntava® Purple Corn derived from a proprietary non-GMO purple corn hybrid which contains an extraordinarily high level of anthocyanins. To learn more about ChromaDex, please visit www.ChromaDex.com.

Forward-Looking Statements:
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Statements that are not a description of historical facts constitute forward-looking statements and may often, but not always, be identified by the use of such words as "expects", "anticipates", "intends", "estimates", "plans", "potential", "possible", "probable", "believes", "seeks", "may", "will", "should", "could" or the negative of such terms or other similar expressions. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in ChromaDex's business. More detailed information about ChromaDex and the risk factors that may affect the realization of forward-looking statements is set forth in ChromaDex's Annual Report on Form 10-K for the fiscal year ended January 3, 2015, ChromaDex's Quarter Reports on Form 10-Q and other filings submitted by ChromaDex to the SEC, copies of which may be obtained from the SEC's website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and ChromaDex undertakes no obligation to revise or update this release to reflect events or circumstances after the date hereof.

ChromaDex Company Contact:
Andrew Johnson, Director of Investor Relations
949-419-0288
andrewj@chromadex.com

ChromaDex Investor Contacts:
The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

##END##